Exhibit 99.1

TRIBUNE GRANTED REGULATORY APPROVALS BY
FEDERAL COMMUNICATIONS COMMISSION
FCC Grants Transfer of Television Station Licenses and Extension of Waivers;
Going-Private Transaction Expected to Close By End of 2007

CHICAGO, Nov. 30, 2007—Tribune Company (NYSE:TRB) today announced that the Federal Communications Commission has approved the transfer of its broadcasting licenses and the extension of its cross-ownership waivers in markets where the company owns both a television station and a newspaper. Tribune’s going-private transaction is expected to close by year end following satisfaction of the remaining closing conditions, including the receipt of a solvency opinion and completion of the committed financing.

“We appreciate today’s action by the FCC, which allows our transaction to move forward,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “We look forward to implementing the new ownership structure that will enable us to focus all of our energy and resources on Tribune’s future.”

On April 2, 2007, Tribune announced its intention to become a private company, owned 100 percent by an employee stock ownership plan (ESOP). When the transaction closes, Sam Zell’s investment in the company will increase to $315 million and he will become chairman of Tribune’s board of directors.

To complete the transaction, Tribune sought FCC approval to transfer the operating licenses of its broadcast stations to new ownership. The company also asked for an extension of existing waivers of the FCC’s cross-ownership rule in New York, Los Angeles, Hartford and South Florida—markets in which Tribune operates both a newspaper and television station. The waivers granted today are temporary, pending the outcome of the FCC’s ongoing review of media ownership rules. In Chicago, the company will be exempt from cross-ownership restrictions through a permanent waiver provision.

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TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others in connection with the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K and quarterly 10-Q reports, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.

INVESTOR/MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com